Exhibit 99.2

Additional Information Regarding Smithfield Foods

This is not an offer to sell our securities or a solicitation of offers to buy our securities.

In this exhibit, except as otherwise indicated, the words “we,” “us,” “our,” “ours,” and similar terms refer to Smithfield Foods, Inc., together with its subsidiaries.

Forward Looking Statements

This exhibit contains “forward-looking” information within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies for anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials and supplies, cyclicality of our business, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the cost of compliance with environmental and health standards, adverse results from on-going litigation and actions of domestic and foreign governments, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in other documents we file with the Securities and Exchange Commission.

Industry and Market Data

In this exhibit we rely on and refer to information regarding us and the industry in which we compete. We obtained this information from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but have not independently verified them and cannot guarantee their accuracy or completeness. Unless otherwise indicated, all such data is provided as of January 26, 2003.

Recent Developments

Operating Outlook.    As announced on April 25, 2003, we expect to report earnings per share in the range of $.03 to $.05 per diluted share for the fourth quarter ended April 27, 2003. We plan to report actual results for the fourth quarter on June 4, 2003. An adverse combination of low hog prices and weak fresh meat prices have continued to depress profitability. Fresh pork prices have decreased as a result of excess supply of protein products in the market, adversely affecting the results of the meat processing group.

Hog production has been unprofitable throughout the fourth quarter as live hog prices remained below break-even levels longer than expected. While profitability in the processed meats and beef operations have improved, they have been unable to offset hog production losses and an extremely poor fresh pork environment.

Market conditions in pork processing and hog production appear to be improving, and we expect hog production operations to improve in the beginning of fiscal 2004.

Consolidation of pork processing units.    In April 2003, we announced that we would merge the operations of two of our major pork processing units, Smithfield Packing Company and Gwaltney of Smithfield. We expect cost-savings to occur through the elimination of duplicate staff operations, consolidation of administrative functions and improved utilization of our manufacturing and distribution functions. In addition, we will seek to achieve strategic benefits from the integration of the previously separate sales and marketing functions. We do not intend to take a material restructuring charge in connection with this consolidation.

Farmland.    We continue to be interested in a potential acquisition of the pork operations of Farmland Foods, Inc. Farmland Foods is a subsidiary of Farmland Industries, Inc.; both are currently operating under bankruptcy protection. Farmland Industries has reported in its periodic reports filed with the SEC that its pork operations processed approximately 6.4 million hogs during fiscal 2001 and had unaudited net sales of $814.1 million for the six months ended February 28, 2003, and unaudited income from continuing operations of $20.3 million for the same period. Reported unaudited net assets of the pork marketing operations at February 28, 2003 were $360.4 million. We refer you to the publicly filed documents of Farmland Industries for more information regarding the pork operations of Farmland Foods. Consistent with our acquisition strategy, we would expect to finance any such acquisition with a combination of equity and debt. However, at this time we do not have an acquisition agreement with Farmland Industries or Farmland Foods and we can not assure you that any such transaction will or will not take place.

SEC investigation of Royal Ahold/U.S. Foodservice.    In April 2003, we received a request from the SEC to furnish documents related to the SEC’s investigation into accounting practices at one of our customers, the U.S. Foodservice unit of Dutch grocer Royal Ahold. We are complying fully with this request. We are not the focus of the SEC’s investigation. We have conducted an internal review of our relationship with U.S. Foodservice and have confirmed that our accounting for our business with U.S. Foodservice is both accurate and appropriate. Therefore, we do not believe the SEC’s investigation into U.S. Foodservice will affect our financial results. We believe that the request we received is similar to others recently received by a number of other U.S. Foodservice vendors.

In the past two years, our business with U.S. Foodservice has been conducted through an independent broker who handles our product lines, as well as those of other vendors. Our internal review has revealed that, on several occasions the broker received, and without our knowledge, authorization or verification, responded to requests from U.S. Foodservice to confirm rebates and balances due from us. Some of the balances and related information he confirmed were inconsistent with Smithfield’s books and records and were significantly higher than the amounts owed. Before he established his own business, the broker was a sales employee of ours and dealt with U.S. Foodservice in that capacity. From our review, it appears that, also without authority, he responded incorrectly on at least one occasion to confirmation requests from U.S. Foodservice while he was our employee. We are providing these findings and related materials to the SEC in conjunction with the SEC’s ongoing investigation into U.S. Foodservice.

Supplemental Information

Liquidity and capital commitments.    In late 2002 and April 2003, we obtained amendments to our U.S. revolving credit facility and our senior secured notes to suspend certain financial covenants, to make certain financial covenants less restrictive and to provide additional financial flexibility due to continuing unfavorable market conditions. As part of the April 2003 amendment to our revolving credit facility, we received additional commitments to increase the size of that facility from $750 million to $900 million, subject to a borrowing base limitation based on eligible domestic inventory and receivables. We expect that our borrowing base will support $900 million of availability. In addition, the pricing structures of the revolving credit facility and the senior secured notes were revised to include interest rate adjustments based on our financial performance.

For the 39 weeks ended January 26, 2003, we had capital expenditures of $134.5 million, and at January 26, 2003, we had definitive commitments of $127.0 million for capital expenditures primarily for processed meats plant improvements, foreign farm expansion and production efficiency projects. We anticipate capital expenditures to continue at comparable levels for fiscal 2004.

2

As of March 7, 2003, 16.8 million shares of our common stock have been repurchased under an 18.0 million-share repurchase program.

For fiscal 2004, our primary sources of liquidity will continue to be internally generated funds, our U.S. revolving credit facility and access to global capital markets. Management believes that these funds are adequate to meet our current and future operating and capital needs. However, our ability to make scheduled payments of principal or interest on, or refinance, our indebtedness depends on our future business performance, which is subject to economic, financial, competitive and other factors beyond our control.

To the extent we make future acquisitions, we may require new sources of funding, including additional debt which could further increase our leverage or equity financing or a combination of debt and equity. In general, we contemplate that any large acquisitions would ultimately be funded with a combination of equity and debt. However, we cannot assure you that such additional sources of funding will be available to us on acceptable terms, in which case we may not proceed with the transaction. While the borrowing base is in place for our U.S. revolving credit facility, we are required to have a minimum of $150 million of availability under the borrowing base to make an acquisition after giving effect to the funding of an acquisition, if the aggregate amount of acquisition expenditures during a single fiscal year exceeds $20 million.

Contractual obligations and commercial commitments.    The following table provides information about our contractual obligations at April 28, 2002:

	Payments due by fiscal year
(in millions)	Total	2003	2004 and 2005	2006 and 2007	After 2007
Long-term debt	$1,434.9	$64.5	$198.8	$503.5	$668.1
Capital lease obligations, including interest	24.3	6.0	14.7	2.4	1.2
Operating leases	128.4	31.6	48.4	32.13	16.1
Construction projects	70.8	70.8	—	—	—
Purchase obligations:
Hog procurement(1)	1,517.7	239.8	642.0	635.9	—
Contract hog growers(2)	535.0	207.2	177.3	121.3	29.2
Other(3)	198.3	198.3	—	—	—

Total	$3,909.4	$818.2	$1,081.2	$1,295.4	$714.6

(1) Through our meat processing group, we have multi-year purchase agreements with two hog producers which obligate us to purchase all the hogs they produce. Due to the uncertainty of the number of hogs that will be produced by these suppliers and the market price at the time of purchase, we have estimated these obligations. These two producers provide an estimated 2.8 million hogs per year, which is the quantity estimated for each year of our obligation. For fiscal year 2003, the average purchase price estimated above is based on available futures contract values and internal projections adjusted for historical quality premiums. For fiscal year 2004 through fiscal year 2007, we estimated the market price of hogs based on the 10 year average of $0.42 per pound.

(2) Through our hog production group, we utilize independent farmers and their facilities to raise hogs produced from our breeding stock. Under multi-year contracts, the farmers provide the initial facility investment, labor and front line management in exchange for a service fee.

(3) Includes $159.9 million for forward grain contracts. Does not include approximately $9.0 million which may become due in fiscal 2005 in connection with a potential acquisition of additional shares of Stefano Foods, Inc. common stock.

As part of our business, we are a party to various financial guarantees, performance bonds and other commitments to extend guarantees of credit and other assistance to various subsidiaries, investees and third parties. These arrangements involve elements of performance and credit risk that are not included in the consolidated balance sheets. The possibility that we would have to make actual cash outlays in connection with these obligations is largely dependent on the performance of the subsidiaries, investees and third parties, or the occurrence of future events which we are unable to predict. We would record a liability if events occurred that required one to be established. See Note 8 to our unaudited consolidated financial statements contained in our report on Form 10-Q for the 39 week period ended January 26, 2003 for more information on financial guarantees.

We currently guarantee the financial obligations of certain non-consolidated joint ventures and hog farmers. The financial obligations are: $3.0 million of debt borrowed by one of our Mexican joint ventures; up to $3.5 million of liabilities with respect to currency swaps executed by another of our Mexican joint ventures; $12.1 million of equipment lease obligations of Pennexx Foods, Inc. described below and up to $6.0 million of loans obtained by strategically important farmers under contract to our hog production group.

We are an equity investor in, and a lender and supplier to Pennexx, a supplier of case-ready meat products to supermarket chains in the northeast market. We own approximately 41% of the outstanding shares of common stock of Pennexx, which we purchased in July 2001 for $6 million. We also have provided Pennexx with a revolving line of credit with a current balance of $11.5 million and have guaranteed certain of Pennexx’s equipment lease obligations totaling approximately $12.1 million.

Because Pennexx was in default under our credit agreement and had failed to pay us on time for shipments of raw materials, on May 7, 2003, we notified Pennexx that it was in default, terminated our commitment to make further loans, demanded repayment of all amounts currently outstanding and advised Pennexx that all future shipments of raw materials would be made only on a “cash on delivery” basis.

Pennexx may not have adequate resources to satisfy its obligations and continue operations. While we intend to work with Pennexx to preserve its operations and customer relationships, we also intend to protect our rights vigorously against Pennexx. We cannot assure you that Pennexx will not declare bankruptcy or use other legal means to defend itself against our claims as a creditor.

For financial reporting purposes, our investment in Pennexx stock is already valued at zero. We believe our loans to Pennexx, are secured by adequate collateral. Our accounts receivable from Pennexx are not material. We do not believe that Pennexx’s defaults in its relationships with us, or our potential loss of Pennexx as a customer, will have a material adverse effect on our results of operations or financial position.

Pension plan matters.    The measurement of our pension obligations, costs and liabilities is dependent on a variety of assumptions. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and demographic experience. These assumptions may have an effect on the amount and timing of future contributions.

Assumptions and Approach Used

The assumptions used in developing the required estimates include the following:

•	Discount rates,
•	Salary growth,
•	Retirement rates,
•	Inflation,
•	Expected return on plan assets, and
•	Mortality rates.

We base the discount rate assumption on investment yields available at year-end including corporate long-term bonds rated AA and a review of other large company pension plan assumptions. Our inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect our long-term actual experience, the near-term outlook and assumed inflation. The expected return on plan assets reflects anticipated asset allocations, investment strategy and a review of other large company pension plans. Retirement and mortality rates are based primarily on actual plan experience. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods.

Sensitivity analysis

The effect of the indicated decrease in the selected assumptions is shown below for April 28, 2002, assuming no changes in benefit levels and no amortization of gains or losses for our plans in fiscal 2002.

(in millions) Assumption	Percentage point change	Decline in funded status	Reduction in equity	Higher fiscal 2003 expense
Discount rate	-0.5 pts.	30.5	14.2	4.0
Expected return on assets	-0.5 pts.	—	—	2.2

During the 39 weeks ended January 26, 2003, we had cash outlays of $15.6 million to fund our pension plans and recorded net expense in the statement of operations related to our pension plans of $9.5 million, including $40.9 of expected pension returns.

We anticipate our pension plan net liability will increase substantially at the end of fiscal 2003 compared to fiscal 2002. In addition, we expect that fiscal 2004 pension expense will also increase substantially over fiscal 2003 levels. We have suffered, as most investors have, from the devaluation of the stock markets this past year, which has reduced our plan assets. In addition, the market rate for high-quality fixed income investments is much lower than previous years, compelling us to lower our assumptions for the discount rate from 7.2% to 6.5% and the expected return on assets from 8.6% to 8.3%. A lower discount rate increases the present value of benefit obligations and increases pension expense. Pension expense is also negatively affected by lower anticipated returns on assets. The increase in the pension obligation and the reduction in plan assets will generate a minimum pension liability adjustment, which is expected to reduce shareholders’ equity and create a comprehensive income charge of between $90 and $100 million, net of tax. This minimum pension liability adjustment will not require immediate funding and could potentially be reduced or eliminated in the future if assets returns become more favorable and the discount rate can be increased (assuming the market rate for high-quality fixed income investments increases as well). Although we anticipate our pension plans will reflect a significantly higher underfunded status as of April 27, 2003 than the status as of April 28, 2002, we do not anticipate our funding requirements will increase in fiscal 2004 due to temporary funding relief provisions enacted by Congress effective through December 2003. Due to the nature of the funding formulas, we do not anticipate significant funding increases before fiscal 2006. Significant funding increases may be deferred even longer if our funding status significantly improves or if the funding relief provisions are extended by Congress. However, we cannot assure you whether these temporary funding relief provisions will or will not be extended. Our pension plan funding was $11.7 million in fiscal 2002 and is expected to be $25.7 million in fiscal 2003 and, according to current estimates, $24.9 million in fiscal 2004.

Derivative financial instruments

We enter into various derivative contracts. Our meat processing and hog production operations use various raw materials, primarily live hogs, live cattle, corn and soybean meal, which are actively traded on commodity exchanges. We hedge these commodities when management determines conditions are appropriate to mitigate these price risks. While this may limit our ability to participate in gains from favorable commodity fluctuations, it also tends to reduce the risk of loss from adverse changes in raw material losses. We attempt to closely match the commodity contract terms with the hedged item. We also enter into interest rate swaps to hedge exposure to changes in interest rates on certain financial instruments and periodically enter into foreign exchange forward contracts to hedge certain of our foreign currency exposure. The foreign currency and interest rate derivatives are recorded as cash flow hedges and were not material to the results of operations for the fiscal years ended April 28, 2002 and April 29, 2001.

Commodity—Cash flow hedges

We utilize derivatives (primarily futures contracts) to manage our exposure to the variability in expected future cash flows attributable to commodity price risk associated with forecasted purchases and sales of lives hogs, live cattle, corn and soybean meal. These derivatives have been designated as cash flow hedges.

Commodity—Fair value hedges

Our commodity price risk management strategy also includes derivative transactions (primarily futures contracts) that are designated as fair value hedges. These derivatives are designated as hedges of firm commitments to buy or sell live hogs, live cattle, corn and soybean meal.

The following table provides the fair value of our open derivative financial instruments as of April 28, 2002 and April 29, 2001.

(in millions)	April 28, 2002	April 29, 2001
Livestock	$5.0	$(0.4)
Grains	16.0	(20.1)
Other commodities	(0.3)	(0.1)
Interest rates	(1.1)	(0.4)
Foreign Currency	(0.3)	—

As of April 28, 2002, no commodity future contracts exceeded 12 months. The following table details the sensitivity of our open commodity contracts and interest rate and foreign currency contract to a hypothetical 10% change in market prices or in interest rates and foreign exchange rates, as of April 28, 2002 and April 29, 2001.

(in millions)	April 28, 2002	April 29, 2001
Livestock	$5.1	$2.8
Grains	0.1	17.4
Other commodities	0.7	0.2
Interest rates	0.6	0.2
Foreign Currency	2.2	—

For the fiscal years ended April 28, 2002 and April 29, 2001, we reported net gains on our closed derivative instruments of approximately $14.6 million and $2.7 million, respectively. For the fiscal years ended April 28, 2002 and April 29, 2001, we hedged approximately 89.0% and 43.8% of our grain purchases and 49.7% and 36.6% of our livestock produced, respectively. The variation in the fair value of open derivative financial instruments from period to period is primarily based on our analysis of current and future market conditions which results in varying hedge portfolios to reduce the perceived risk to acceptable levels.

In April 2001, we adopted Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended (SFAS 133). All derivatives are reflected at their fair value and are recorded in current assets and current liabilities in the consolidated balance sheets as of April 28, 2002. We recorded a $12.7 million after-tax loss as a cumulative effect of an accounting change resulting in an increase of other comprehensive loss in shareholders’ equity (net of income tax benefits of $7,968) to recognize the fair value of all derivative financial instruments. All of the transition adjustment recorded in other comprehensive loss at April 30, 2001, was reclassified into earnings during fiscal 2002.

Recent accounting pronouncements.    In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or the normal operation of long-lived assets, except for certain obligations of lessees. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and can be reasonably estimated. We are not required to adopt SFAS 143 until fiscal 2004. Based on our preliminary analysis, we do not expect to record a material liability or to recognize a cumulative effect of change in our accounting principle adjustment.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered the primary beneficiary of that entity, even if the company does not have majority control. FIN 46 is immediately effective for VIEs created after January 31, 2003 and is effective for us in the second quarter of fiscal 2004 for VIEs created prior to February 1, 2003. We are evaluating unconsolidated entities in which we have significant contractual, ownership, or other pecuniary interests to determine if they are VIEs. Based on our preliminary analysis, we do not expect to record a material liability or asset adjustment.